Exhibit 4.17

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED BECAUSE THE REGISTRANT HAS DETERMINED THE INFORMATION IS NOT MATERIAL AND IS THE TYPE THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATIVE DEVELOPMENT & COMMERCIALISATION AGREEMENT RELATING TO EBLASAKIMAB IN JAPAN

BETWEEN

ASLAN Pharmaceuticals Pte. Ltd.

AND

Zenyaku Kogyo Co., Ltd.

Dated: 22nd June 2023

THIS AGREEMENT (“Agreement”) is made on 22nd June 2023

BETWEEN:-

ASLAN Pharmaceuticals Pte. Ltd. (“ASLAN”), incorporated and registered in Singapore with company number 201007695N, having its principal offices at 3 Temasek Avenue, Level 18, Centennial Tower, Singapore 039190; and

Zenyaku Kogyo Co., Ltd. (“ZENYAKU”), incorporated and registered in Japan, having its principal offices at 6-15, Otsuka 5-Chome, Bunkyo-ku, Tokyo, 112-8650, Japan.

WHEREAS:-

(A)
ASLAN is a pharmaceutical company that is engaged in the research, development and Commercialisation of therapeutics for treating disease in humans. ASLAN owns and/or has exclusive rights to certain patent rights and technology relating to the Product (capitalized terms as defined below).

(B)
ASLAN desires to ensure that the clinical development and Commercialisation of the Product is achieved as promptly as possible and wishes to collaborate with a partner capable of realizing promptly the commercial potential of the Product in the Territory and within the Field.

(C)
ASLAN desires to share costs for the clinical development and Commercialisation of the Product.

(D)
ZENYAKU possesses pharmaceutical development and Commercialisation capabilities in the Field, and desires to enter into an agreement to enable the Development and Commercialisation of the Product in the Territory and within the Field.

(E)
Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

A.
DEFINITIONS AND INTERPRETATION

1.
Definitions and Interpretation

1.1.
The definitions and rules of interpretation in this clause apply in this Agreement:

“Affiliate” means, with respect to a legal entity, any corporation or other entity which directly or indirectly Controls, is Controlled by or is under common Control with, such entity.

“Annual Net Sales” means total Net Sales in the Territory in a given calendar year (that is, the period from 1 January to 31 December).

“Antibody” means the anti-IL13Rα1 monoclonal antibody with the generic name eblasakimab also known as ASLAN004 which has the amino acid sequence set out in Schedule 1, and any antigen binding fragments thereof, and includes any post-translational modifications of such antibody or antigen binding fragments.

“Antibody Know-How” means the ASLAN Know-How and the ASLAN In-Licensed Know-How as the same are listed in Schedule 2, together with ASLAN’s interest in any Improvements which are not patented.

“Antibody Patents” means the ASLAN Patents and the ASLAN In-licensed Patents as the same are listed in Schedule 3.

“Antibody Technology” shall mean the Antibody Patents and the Antibody Know-How, including any right, title and interest in any Improvements Controlled by or assigned to ASLAN pursuant to any term of this Agreement.

“ASLAN Development Plan” means the workplan with respect to the Development of Products by ASLAN, its licensees or successors in title to ASLAN outside the Territory within the Field, the initial version of which is set out in Schedule 4.

“ASLAN In-licensed Know-How” means all results, data, know-how, antibodies, compounds, processes, discoveries, formulations, materials, inventions, techniques or proprietary confidential information which:

a)
are necessary or useful for researching, developing, applying for and obtaining Marketing Approvals or licences in respect of, marketing or selling Products; and
b)
are licensed to ASLAN as at the date of the Agreement or during the Term,

and in respect of which, and to the extent that, ASLAN is expressly entitled to grant a sub-licence of such know-how, and it relates to the Development and/or Commercialisation of Products.

“ASLAN In-licensed Patents” means patents and patent applications listed in Schedule 3 part (i) and licensed to ASLAN as at the date of the Agreement together with any additional patents and patent applications licensed to ASLAN during the Term, in respect of which, and to the extent that, ASLAN is expressly entitled to grant sub-licences of the same, and they relate to the Development and/or Commercialisation of Products.

“ASLAN Know-How” shall mean all results, data, know-how, antibodies, compounds, processes, discoveries, formulations, materials, inventions, techniques or proprietary confidential information which:

a)
are necessary or useful for researching, developing, applying for and obtaining Marketing Approvals or licences in respect of, marketing or selling Products; and
b)
are Controlled by ASLAN as at the date of this Agreement.

“ASLAN Patents” shall mean the patents and patent applications owned, jointly Controlled by ASLAN and listed in Schedule 3 parts (ii) and (iii), and, if requested by Zenyaku, any other patents and patent applications pertaining to Products that are owned or jointly Controlled by ASLAN from time to time during the Term covering the Territory.

“Base Royalty Rate” shall be as defined in clause 6.5.

“Biosimilar” shall mean any biological product: (i) characterized by the same amino acid sequence and similar post-translational modifications as an approved reference product which has received Marketing Approval in the Territory; (ii) for which any differences between it and such reference product do not result in any clinically meaningful differences in its safety, purity or potency as compared to such reference product; and (iii) for which Marketing Approval is expected to be sought or obtained based on the prior knowledge of such reference product under the regulatory pathway for biosimilars in the Territory, namely the “Guidelines for the Quality, Safety and Efficacy Assurance of follow-on biologics” (Yakushoku shinsahatsu 0304007 / March 4, 2009).

“Business Day” means a day that is not a Saturday, Sunday, December 29th to January 3rd or public holiday in Singapore or Japan.

“Claim” means, in relation to a person, a demand, claim, action or proceeding made or brought by or against the person, however arising.

“Commercialise” means, use, apply for Marketing Approvals, import, sell, have sold, market or distribute.

“Commercialisation Commencement Date” shall mean the date when ZENYAKU first receives a Marketing Approval for Products in the Territory, should this occur.

“Commercialisation Period” shall mean the period commencing on the Commercialisation Commencement Date and, unless terminated earlier pursuant to the terms of this Agreement, expiring upon expiration of the respective Royalty Term in the Territory.

“Commercialisation Plan” means the plan for the Commercialisation of each Product in the Territory.

“Commercially Reasonable Efforts” shall mean [***].

“Competing Product” means [***].

“Confidential Information” has the meaning given to it in clause 13.1.

“Control” shall mean:

•
in relation to a legal entity, the possession, directly or indirectly, of more than 50% of the issued shares in that entity or the power to direct, or cause the direction of, the management or policies of that entity, whether through the ownership of voting securities, by contract or otherwise; and

•
in relation to Intellectual Property, possession of the ability to independently grant the licences or sub-licences as provided herein without violating the terms of any agreement or other arrangements with any Third Party.

“CSL Head Licence Agreement” means a licence agreement between ASLAN and CSL Limited ("CSL”) dated 12th May 2014, as amended and restated 31st May 2019, which granted exclusive worldwide rights over the Antibody to ASLAN, a full copy of which has been provided to ZENYAKU prior to the Effective Date. The term ‘CSL Head Licence Agreement’ shall also be deemed to refer to such licence as modified by any subsequent mutually agreed amendments to the same after the Effective Date, and ASLAN undertakes to provide full copies of all such amendments to ZENYAKU.

“Development” shall mean the activities to be performed for the purpose (directly or indirectly) of obtaining Marketing Approvals for any indications of Products, including without limitation importation of supplies of Product in anticipation of obtaining such Marketing Approval.

“Development Data” shall mean, with respect to a Product, (i) all data from clinical trials of such Product; and (ii) all research data, preclinical data, manufacturing data and other information, in each case that are generated by or under authority of the Party carrying out the Development with respect to such Product, and which is necessary or useful to obtain Marketing Approval for the Product in the Territory. For such purposes, “Development Data” shall include (1) raw data, study protocols, study results, analytical methodologies, manufacturing processes, materials lists, batch records, vendor information, validation documentation, and the like, (2) regulatory filings, documentation, correspondence and adverse event data, and (3) expert opinions, analyses, reports and the like, relating to the data, including in each case electronic information and databases embodying such data.

“Development Milestone Payments” means payments by way of lump sum reimbursement of part ASLAN’s research and development costs to date in relation to Development of the Antibody, payable conditional upon the occurrence of certain events as set out in clause 3.3.

“EASI” means the Eczema Area and Severity Index, a generally recognized score used to measure the severity and extent of atopic dermatitis which measures erythema, infiltration, excoriation and lichenification on four anatomic regions of the body: head, trunk, upper and lower extremities.

“Effective Date” shall mean the first date this Agreement is signed by both the Parties.

“Effective Royalty Rate” shall be as defined in clause 6.5.

“Field” shall mean the treatment, prevention or palliation of human diseases.

“First Commercial Sale” means the first commercial sale of a Product in the Field in the Territory by ZENYAKU or its Affiliates, subject to clause 3.7. Sales of a Product by and between ZENYAKU and its Affiliates shall not constitute a First Commercial Sale.

“Improvement” shall mean any invention, discovery, new finding, development or modification with respect to a Product, whether or not patentable, that is conceived, reduced to practice, discovered, developed or otherwise at any time in the course of and as a result of the conduct of the activities contemplated by this Agreement, which is reasonably useful for the exploitation of a Product, including any enhancement in the efficiency, operation, manufacture, cost of manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage, use, or methods of use or packaging of such Product, any discovery or development of any new or expanded indications for the Antibody or a

Product, and/or any discovery or development that improves the stability, safety or efficacy of the Antibody or a Product.

“Initial Indication” means atopic dermatitis.

“Initial Payment” means the non-refundable payment, being a reimbursement of part of ASLAN research and development costs to date in relation to Development of the Antibody, and payable in accordance with clause 3.1.

“Intellectual Property” (or “IP”) shall mean any patents, rights to inventions, registered designs, copyright and related rights, database rights, design rights, topography rights, trademarks, service marks, trade names and domain names, trade secrets, confidential information, rights in unpatented know-how, and any other intellectual or industrial property rights of any nature including all applications (or rights to apply) for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Joint Steering Committee" (or “JSC”) shall mean the committee established under clause 9.

“Liabilities” means Claims, losses, liabilities, costs, expenses or damage of any kind and however arising, including investigative costs, court costs, legal fees, penalties, fines and interest and amounts paid in settlement.

“Marketing Approval” means any approval, certification or authorisation granted by the Ministry of Health, Labor and Welfare (“MHLW”) or (as applicable) other national or regional regulatory authorities that enables such products to be marketed, imported, supplied and sold inside or outside the Territory.

“Net Sales” means the gross amounts received by ZENYAKU, its Affiliates and sublicensees, and their affiliates and sublicensees (as applicable, “Selling Party”), for Products sold by such Selling Party under this Agreement, in arm’s length sales to Third Parties, less:

(a)
customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed;
(b)
amounts repaid or credited by reason of rejection, returns or recalls of goods;
(c)
mandatory rebates and similar payments made with respect to sales paid for by any governmental or Regulatory Authority;
(d)
sales, excise, turnover, inventory, value-added, indirect and any other tax of a similar nature assessed on the sale of Products, as well as customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of Products; but only to the extent that such items are included in the gross invoice price of that Product and actually borne by the Selling Party without reimbursement from any Third Party; and
(e)
any other similar and customary deductions, provided that such discounts and deductions are consistent with generally accepted international accounting principles that the Selling Party customarily apply with respect to its own portfolio of similar market potential at a similar stage in development or product life in the Field and that such discounts and deductions given are commercially reasonable, product specific and are given in the interest of increasing overall revenues of the Products.

For the avoidance of doubt, with respect to the deductions specified in subsections (a) through (e) above, an amount shall be deducted only once regardless of how many categories may apply to it. Without limitation, Net Sales includes sale or disposal of Products in exchange for anything of value in lieu of cash. A sale shall be deemed to have occurred for a price assessed on the value of whatever consideration has been provided in exchange for the supply. For purposes of calculating Net Sales of Products, sales between or among ZENYAKU or its Affiliates or sublicensees shall be excluded from the computation of Net Sales, but sales by ZENYAKU or its Affiliates or its sublicensees to Third Parties shall be included in the computation of Net Sales.

“NHI Price” shall the official price set by the MHLW for prescription drugs.

“Party” shall mean a party to this Agreement.

“Product” means one or more pharmaceutical products containing the Antibody as the sole active ingredient or in combination with one or more other active ingredients, subject to clause 3.7.

“Quarter” means the three calendar month periods commencing respectively on 1 January, 1 April, 1 July and 1 October in each year, save that in the event of termination or expiry of this Agreement the relevant period shall be deemed to run from that latest of these dates up till, and including, the date of actual termination or expiry.

“Q2W” means a dosing schedule where the Product is administered every two weeks as a maintenance treatment.

“Q4W” means a dosing schedule where the Product is administered every four weeks as a maintenance treatment.

“Regulatory Authority” means any governmental agency or authority responsible for granting clinical trial authorisations or Marketing Approvals for Products, or for determining official reimbursement prices, including without limitation MHLW and other national or regional regulatory authorities, but excluding ethics committees.

“Regulatory Filings” means, with respect to Product, any submission to a Regulatory Authority to grant Marketing Approvals for Product, of any regulatory application together with any material related correspondence and documentation and shall include, without limitation, any submission to a regulatory advisory board, of Marketing Approval application and any supplement or amendment thereto.

“Royalty Term” shall be as defined in clause 6.8.

“Sales Milestone Payments” means those payments to be made by ZENYAKU to ASLAN on the achievement of certain sales milestones as detailed in clause 6.

“Tax” means all forms of tax and charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether in the Territory or any other jurisdiction and any penalty, fine, surcharge, interest, charges or costs relating to it.

“Tax Authority” means any authority, body or official competent to impose, assess or collect Tax in the Territory or elsewhere.

“Term” shall be as defined in clause 14.1.

“Territory” shall mean Japan.

“Third Party” shall mean any entity other than ASLAN, ZENYAKU or any Affiliate of ASLAN or ZENYAKU.

“TREK-AD Milestone” shall mean the following: in ASLAN’s Phase 2b Study of ASLAN004 in adults with moderate-to-severe atopic dermatitis (ClinicalTrials.gov Identifier: NCT05158023) known as the TREK-AD study, [***]. For the avoidance of doubt, the achievement of the TREK-AD Milestone shall occur upon signature of the completed final clinical study report of TREK-AD study.

“TREK-AD Milestone Payment” shall mean the sum of USD$3,000,000 (three million dollars) payable by ZENYAKU to ASLAN in accordance with clause 3.2 if ASLAN achieves the TREK-AD Milestone.

“Valid Claim” shall mean a claim of (a) an issued and unexpired patent, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a pending patent application that has not been finally abandoned or finally rejected or expired within a maximum period of [***] from initial filing.

“ZENYAKU Development Plan” shall mean the workplan with respect to the Development of Products by ZENYAKU in the Territory within the Field in accordance with clause 2.5, the initial agreed version of which is set out in Schedule 5.

1.2.
Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3.
The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this agreement and any reference to this Agreement includes the Schedules.

1.4.
Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.5.
Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6.
‘Writing’ or ‘written’ shall be deemed to include e-mail provided that the intended recipient acknowledges receipt within 48 hours.

1.7.
Any words following the terms ‘including’, ‘include’, ‘in particular’ or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.8.
A ‘person’ includes a natural person, corporate or unincorporated body (whether or not having separate legal personality), partnership, joint venture and a government or statutory body or authority.

1.9.
If a word is defined or phrase is defined, its other grammatical forms have the corresponding meaning.

1.10.
No rule of constructions will apply to a provision to the disadvantage of a Party merely because that Party proposed the provision or would otherwise benefit from it.

B.
COLLABORATION OVER DEVELOPMENT OF EBLASAKIMAB

2.
Development

2.1.
Development. The Parties acknowledge that up to the Effective Date, ASLAN has invested significant financial and human resources in the research and development relating to the Antibody and Products. In consideration of the payments set out in clause 3, ASLAN hereby appoints ZENYAKU as its exclusive collaboration partner for the Development of the Antibody and of Products in the Territory. ZENYAKU and its Affiliates, including through subcontractors, hereby agree and undertake, at its/their sole risk and expense, to use Commercially Reasonable Efforts to build on ASLAN’s prior research and development investment and pursue all activities and perform all obligations required to develop the Products for the Territory.

2.2.
ZENYAKU and its Affiliates, including through subcontractors, shall perform the Development and its obligations under this Agreement:

a)
in a proper, efficient, skillful, diligent and competent manner;
b)
in accordance with the ZENYAKU Development Plan and this Agreement;
c)
in accordance with all applicable laws and regulations and applicable ICH Harmonised Tripartite Guidelines, including the Guideline for Good Clinical Practice (“GCP”);
d)
to a standard acceptable by the relevant Regulatory Authority;
e)
with Commercially Reasonable Efforts so as to achieve the Development events set out in clause 3.3 within the timescales set out in the ZENYAKU Development Plan.

2.3.
Transfer of Development Data. Within [***] after the Effective Date, ASLAN shall provide ZENYAKU with complete and accurate copies of the Development Data and the Antibody Know-How as listed in Schedule 2. ASLAN shall reasonably cooperate with ZENYAKU in providing ZENYAKU with copies of such Antibody Technology in accordance with the process and schedule agreed upon through the JSC. Any Third Party costs reasonably associated with such transfer of Development Data and/or Antibody Know-How shall be borne by ZENYAKU.

2.4.
ASLAN grants to ZENYAKU a royalty-free licence (including the right to grant sub-licences to permitted entities) to use and import the Antibody Technology solely for the purpose of ZENYAKU performing its obligations in respect of Development, as set out in this Part B of the Agreement.

2.5.
At least [***] during the period of the Development, ZENYAKU shall prepare and submit to the JSC for its approval a reasonably detailed plan (or updated plan, as applicable) for the Development to be undertaken in the next twelve months and a timeline for the performance of the relevant activities (“ZENYAKU Development Plan”). For the avoidance of doubt, the Parties may amend the ZENYAKU Development Plan by mutual agreement via the JSC from time to time and no revised or updated ZENYAKU Development Plan shall be applicable to the Development unless it has been approved by the JSC.

2.6.
ZENYAKU shall carry out the Development substantially in accordance with the ZENYAKU Development Plan as most recently approved by the JSC. The ZENYAKU Development Plan shall describe the following:

a)
the proposed preclinical, clinical, research, regulatory and product development and formulation activities related to ongoing preclinical studies, clinical studies and regulatory plans;
b)
the timelines for the development leading to commercial launch of Products in the Territory;
c)
any other information as reasonably determined by the JSC;
d)
clinical goals and objectives;
e)
go/no-go criteria for continuing the development of Products from one clinical trial to the next; and
f)
plans for obtaining Marketing Approvals, and other regulatory plans.

2.7.
ZENYAKU shall provide ASLAN with such information as ASLAN may reasonably request from time to time regarding the progress of the Development and status of development of Products in the Territory hereunder, such information to include copies of correspondence with Regulatory Authorities with respect to each Product.

2.8.
Exchange of Data. Each Party shall provide the other, at no cost to the other Party, with all Development Data and any other information necessary or useful to obtain Marketing Approval for the Products in the Territory generated after the Effective Date of this Agreement through such Party’s performance of Development activities in respect of Products. ASLAN shall use Commercially Reasonable Efforts to provide Development Data relating to Products resulting from clinical trials and preclinical studies undertaken by Third Party partners outside the Territory to ZENYAKU, at no cost to ZENYAKU (excluding cost of translation).

2.9.
Records and Reports. ZENYAKU shall maintain records in sufficient detail and in a good scientific manner of all work conducted by it in connection with the Development and all Development Data resulting from such work. Such records, including any electronic files where such Development Data may also be contained, shall reflect all work done and results achieved in the performance of the Development in sufficient detail and in a good scientific manner appropriate for regulatory purposes. ZENYAKU shall keep such records for the longer of (i) [***] from the occurrence of the subject matter or event which they concern, (ii) as may be required by the terms of the CSL Head Licence Agreement and (iii) as required by law. In the event of termination or expiry of this Agreement this obligation to keep records shall only survive in relation to records existing as at the time of such termination or expiry. In addition, ZENYAKU will submit and present to the JSC reports and results from time to time regarding progress of the Development and data produced under the ZENYAKU Development Plan, preclinical and clinical study draft reports resulting from the Development and copies of final reports.

2.10.
Responsibility for regulatory matters during Development. ZENYAKU shall be responsible (at its cost) for the preparation, filing and maintenance of any and all Regulatory Filings, health technology assessments, negotiations, interactions, applications and activities necessary or desirable to carry out the activities set out in the ZENYAKU Development Plan. All clinical trial protocols and Regulatory Filings will be filed in ZENYAKU’s name and/or on its behalf, and prior to the initiation of any clinical trials and prior to submitting the Regulatory Filings with any Regulatory Authorities, the relevant parts of such Regulatory Filings as are reasonably necessary to assess ZENYAKU’s compliance with its obligations under clauses 2.2 and 2.6 hereunder shall be subject to review and comment by ASLAN. ASLAN will use Commercially Reasonable Efforts to provide any comments within [***] of receipt of the drafts of the Regulatory Filings.

2.11.
Pricing. Notwithstanding the foregoing, ZENYAKU shall consult with ASLAN regarding the NHI Price of Products and obtain ASLAN’s prior agreement on the NHI Price to be proposed to MHLW, and such ASLAN’s agreement shall not be unreasonably withheld or delayed.

2.12.
Risk and Responsibility. All Development activities shall be performed by ZENYAKU at its sole risk and responsibility, cost and expense, and in compliance with all applicable laws and regulatory requirements, including without limitation GCP, Good Laboratory Practice (“GLP”) and Good Manufacturing Practice ("GMP”). Therefore, ZENYAKU assumes full responsibility for potential outcome or damage derived from the conduct and performance of the Development (including but not limited to any Claims for payment of any compensation due to any participants in the clinical trials conducted in the framework of the Development who suffer death or bodily injury pursuant to any rights or applicable industry guidelines) and shall be responsible for any such Claims resulting from such activities, other than any such Claims or damages resulting or derived from any defects in the clinical drug supplies provided by ASLAN or any supplier designated by ASLAN, for which ASLAN shall be fully and solely responsible.

2.13.
ASLAN, its Affiliates and its sub-licensees, including through subcontractors, shall use Commercially Reasonable Efforts to conduct the development and registration activities relating to the Antibody and the Product outside the Territory in accordance with ASLAN Development Plan (the initial version of which is set out in Schedule 4).

3.
Payments to ASLAN in respect of Development of Eblasakimab

3.1.
Initial Payment. After execution of this Agreement ZENYAKU will make the Initial Payment to ASLAN in accordance with clause 3.5. The Initial Payment is US$12 million (twelve million US dollars).

3.2.
TREK-AD Milestone Payment. In the event that ASLAN achieves the TREK-AD Milestone, ZENYAKU will make the TREK-AD Milestone Payment to ASLAN (not reimbursable or refundable) in accordance with clause 3.5, in addition to the Initial Payment, and the Development Milestones set out below.

3.3.
Development Milestone Payments for Initial Indication. Upon achieving certain milestones for the Initial Indication as set out below, ZENYAKU will make one-time Development Milestone Payments to ASLAN (not reimbursable or refundable), in addition to the Initial Payment. For avoidance of doubt, (i) each of the milestone payments set forth in this clause 3.3 shall be payable only one time and only for the Product for the Initial Indication upon the first achievement of the specific milestone set out below, and (ii) any achievement of a certain milestone does not trigger other milestone payments (e.g., if Milestone (2) is achieved without achieving Milestone (1), ZENYAKU shall not need to make payment for Milestone (1)).

[***]

3.4.
Development Milestone Payments for other indications. Upon achieving the milestones for indications other than the Initial Indication, as set out below, ZENYAKU will make separate one-time Development Milestone Payments to ASLAN (not reimbursable or refundable). For avoidance of doubt, (i) each of the milestone payments set forth in this clause 3.4 shall be payable only one time and for the Product for such indication other than the Initial Indication upon the first achievement of the specific milestone set out below, and (ii) obtaining the third and subsequent Marketing Approval for the Product for an indication other than the Initial Indication will not trigger any payments.

[***]

In order to determine fair development milestone payments for the achievement of the milestones for additional indications above, the Parties shall use the following objective methodology (the “Market Assessment Methodology”). The Parties shall agree (i) a percentage number derived from an assessment of the size of the market in the Territory for the Initial indication and the relevant Indication (that is to say, to divide the current size of the market as at the time of making the assessment and as forecast for the next [***] thereafter of the relevant indication, by that of the Initial Indication), and then apply such percentage to (ii) the milestone amount payable for obtaining Marketing Approval for the Product for such additional indication in the Territory stated above, to arrive at (iii) the relevant milestone amount, provided this shall not in any event exceed [***]. In making such assessment the Parties shall in good faith review the then most-recent data and analysis from generally reputable sources, such as statistics from governmental agencies and analysis conducted by any third party of generally high repute in the pharmaceutical industry, such as IQVIA.

3.5.
Within [***] of ASLAN’s invoice for the Initial Payment and milestone payment(s) triggered by the relevant event(s) in clauses 3.2, 3.3 or 3.4 (as applicable), ZENYAKU will pay the Initial Payment, the TREK-AD Milestone Payment and the corresponding Development Milestone Payment (as applicable) to ASLAN, provided that ZENYAKU and ASLAN shall collaborate and exercise Commercially Reasonable Efforts to enable such payments to be made sooner.

3.6.
For the avoidance of doubt, the Initial Payment, the TREK-AD Milestone Payment, and the Development Milestone Payments are not payments for the use of, or right to use, the Antibody

Technology or any Intellectual Property relating thereto.

3.7.
For the purposes of the expression “Marketing Approval for the Product” as used in clauses 3.3 and 3.4 and also the expression “Marketing Approval being granted in the Territory for administration of the Product” as well as the “First Commercial Sale of the Product” as used in clause 6.8, the following shall apply: if a Product has previously obtained Marketing Approval, and additional Marketing Approval is subsequently obtained for a later variant with a different method of administration or storage, but which is otherwise identical to the Product previously approved, in terms of active ingredients, dosage regimen and indication, then this shall not be deemed to be (as appropriate) Marketing Approval or First Commercial Sale of a new Product.

C.
COMMERCIALISATION OF PRODUCTS IN THE TERRITORY

4.
Commercialisation Planning & Diligence

4.1.
Planning and Preparation for Commercialisation.

a)
ZENYAKU shall generate and submit to ASLAN an initial Commercialisation Plan for each Product in the Territory no later than [***] prior to the planned submission to a Regulatory Authority seeking Marketing Approval for such Product set out in as an addendum to the ZENYAKU Development Plan attached as Schedule 5 or any updated version thereof agreed upon at the JSC, which shall include estimated indictive timelines for the commercial launch of Products, and shall update the Commercialisation Plan in the lead-up to and after such commercial launch.
b)
ASLAN shall be entitled to make reasonable suggestions and comments on Commercialisation Plans and ZENYAKU shall take into account such suggestions and comments.
c)
ZENYALU shall provide any other information in the lead-up to Commercialisation of Products as reasonably determined by the JSC.

4.2.
Exclusive Commercialisation Right. Subject to the payments set out in clause 6 below, ASLAN hereby agrees that ZENYAKU shall be exclusively entitled to Commercialise Products in the Territory.

4.3.
Diligence. ZENYAKU and/or its Affiliates shall use Commercially Reasonable Efforts to Commercialise Products in and throughout the Territory. In relation to Commercialisation of Products, ZENYAKU undertakes without limitation to the extent reasonable and legally permissible:

a)
to employ a sufficient number of suitably qualified personnel in the Territory to ensure the proper fulfilment of its obligations under this Agreement;
b)
to use Commercially Reasonable Efforts to maximise market access throughout the Territory;
c)
to advertise and promote the Products with relevant key opinion leaders in the Territory and to advertise and promote the Products at relevant conferences, forums and similar events in the Territory;
d)
to advertise, promote and sell the Products in the Territory generally and to expand the sales of the Products to potential purchasers by all reasonable and proper means and not to do anything which may hinder or interfere with such sales; and

e)
to be responsible for advertising and promoting the Products in the Territory, and arrange, at its own expense, to spend an appropriate amount per year on the implementation of such advertising and promotion.

4.4.
Risk and responsibility. All Commercialisation activities shall be performed by ZENYAKU at its sole risk and responsibility, cost and expense, and in compliance with all applicable laws and regulatory requirements, including without limitation Good Quality Practice, Good Vigilance Practice and GMP. Therefore, ZENYAKU assumes full responsibility for Liabilities or other outcomes derived from Commercialisation of Products in the Territory, other than those resulting from any defects in any Products supplied by ASLAN or any supplier designated by ASLAN, for which ASLAN shall be fully and solely responsible.

4.5.
Pharmacovigilance. ASLAN and ZENYAKU shall, within [***] of ASLAN requiring ZENYAKU to do so, by written notice, and in any event prior to the commencement of a clinical trial for Products in the Territory, enter into a written agreement (“Safety Data Exchange Agreement”) which shall define and finalise the responsibilities the Parties shall employ to protect patients and promote their well-being in connection with the use of the Products. The Safety Data Exchange Agreement shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Antibody and the Product(s), whether obtained by either Party or by authorised third parties, including responsibility for managing the relevant global safety database, which shall be undertaken by ASLAN (or ASLAN’s successor in title). Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfil, local and international regulatory reporting obligations to government authorities. Furthermore, such agreed procedures shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements or applicable local law, in which case local reporting requirements or applicable local law shall prevail. For clarity until such time as the Parties have entered into the Safety Data Exchange Agreement, ZENYAKU shall have sole pharmacovigilance responsibility for its activities hereunder with respect to the Antibody and the Product in the Territory in accordance with applicable local law. This clause 4.5 shall survive any termination or expiration of this Agreement to the extent and for so long as is required for legal/regulatory compliance by ZENYAKU.

5.
Licence Grant for Commercialisation

5.1.
ASLAN hereby grants to ZENYAKU, with effect from, and subject to the occurrence of, the Commercialisation Commencement Date, an exclusive licence under ASLAN’s rights in the Antibody Technology, with the right to grant sub-licences in accordance with clause 5.5, to make, have made, use, offer for sale, and sell, import, promote, market, and distribute the Antibody and/or Products in the Field in the Territory.

5.2.
All rights granted in clause 5 by ASLAN to ZENYAKU shall only be exercised in the Field in the Territory during the Commercialisation Period in accordance with the terms and conditions set out in this Agreement.

5.3.
For the avoidance of doubt, ASLAN shall retain all rights to the Antibody Technology other than those granted hereunder.

5.4.
Notwithstanding any other term of this Agreement, ZENYAKU must not change, modify or adapt the Antibody without the prior written consent of ASLAN.

5.5.
Sublicensing. ZENYAKU may perform any activities in support of Commercialisation of Products through sublicensing to a Third Party; provided that:
a)
prior to so doing, ZENYAKU shall receive the prior written approval of ASLAN, which approval shall not be unreasonably withheld or delayed after having the opportunity, but not the obligation, to conduct its own due diligence with respect to the proposed sublicensee;
b)
ZENYAKU shall enter into an appropriate written agreement with any such sublicensee such that the sublicensee shall be bound by all applicable provisions of this Agreement to the same extent as ZENYAKU and such that ASLAN’s rights under this Agreement are not adversely affected; and
c)
ZENYAKU shall at all times be responsible for the acts or omissions of such sublicensee.

6.
Payments in respect of Commercialisation

6.1.
Sales Milestone Payments (Q4W, Initial Indication): In the event that the first Marketing Approval for the Initial Indication in the Territory is granted for the administration of the Product to patients on a Q4W basis, then upon achieving the sales milestones as set out below, ZENYAKU will make one-time Sales Milestone Payments to ASLAN (not reimbursable or refundable) as follows. For avoidance of doubt, (i) each of the milestone payments set forth in clause 6.1 shall be payable only one time, upon the first achievement of each applicable milestone, and (ii) the Annual Net Sales and accumulated Net Sales of the Product shall be calculated by adding up all the sales of the Products for all the indications that exist at the time of the calculation.

Sales milestone	Payment
Annual Net Sales
Upon Annual Net Sales of the Product in the Territory reaching [***]	[***]
Upon Annual Net Sales of the Product in the Territory reaching [***]	[***]
Upon Annual Net Sales of the Product in the Territory reaching [***]	[***]
Upon Annual Net Sales of the Product in the Territory reaching [***]	[***]
Accumulated Net Sales
Upon accumulated Net Sales of the Product in the Territory reaching [***]	[***]
Upon accumulated Net Sales of the Product in the Territory reaching [***]	[***]

6.2.
Sales Milestone Payments (Q2W, Initial Indication): In the event that the first Marketing Approval for the Initial Indication in the Territory is granted for the administration of the Product to patients on a Q2W basis, then upon achieving the sales milestones as set out below, ZENYAKU will make one-time Sales Milestone Payments to ASLAN (not reimbursable or refundable) as follows. For avoidance of doubt, (i) each of the milestone payments set forth in clause 6.2 shall be payable only one time, upon the first achievement of each applicable milestone on the basis of the total amount of Net Sales of all Products of any indication, and (ii) the Annual Net Sales and accumulated Net Sales of the Product shall be calculated by adding up all the sales of the Products for all the indications that exist at the time of the calculation.

Sales milestone	Payment
Annual Net Sales
Upon Annual Net Sales of the Product in the Territory reaching [***]	[***]
Upon Annual Net Sales of the Product in the Territory reaching [***]	[***]
Upon Annual Net Sales of the Product in the Territory reaching [***]	[***]
Upon Annual Net Sales of the Product in the Territory reaching [***]	[***]
Accumulated Net Sales
Upon accumulated Net Sales of the Product in the Territory reaching [***]	[***]
Upon accumulated Net Sales of the Product in the Territory reaching [***]	[***]

6.3.
Sales Milestone Payments (Others): In the event that (i) the first Marketing Approval is granted for an indication other than the Initial Indication in the Territory, or (ii) the first Marketing Approval granted for the Initial Indication in the Territory for the administration of the Product to patients is neither on a Q2W basis nor on a Q4W basis, the parties shall discuss and seek to agree in good faith on sales milestones which are fairly aligned with the economic realities of the market for the Product for which the first Marketing Approval is granted in the Territory.

6.4.
Royalties. In addition to the payments set out in clause 6.1 and 6.2, royalties at the rates set out below shall be paid Quarterly by ZENYAKU to ASLAN in accordance with this clause 6 to the extent that Net Sales of the Product in the Territory in the Field attain the relevant thresholds set out below:

Level of Annual Net Sales	Applicable royalty rate as a percentage of Annual Net Sales
Portion of Annual Net Sales less than [***]:	[***]
Portion of Annual Net Sales [***] and above but less than [***]:	[***]

Portion of Annual Net Sales [***] and above but less than [***]:	[***]
Portion of Annual Net Sales [***] and above but less than [***]:	[***]
Portion of Annual Net Sales [***] and above but less than [***]:	[***]
Portion of Annual Net Sales [***] and above:	[***]

6.5.
Adjustment of Effective Royalty Rate in Certain Circumstances. If and to the extent that the Effective Royalty Rate for royalties payable on Annual Net Sales of up to [***] is lower than the Base Royalty Rate, then the Base Royalty Rate shall be substituted in place of the Effective Royalty Rate as the rate for calculating royalties on such Annual Net Sales. To the extent Annual Net Sales exceed [***], the royalty rates payable on such Annual Net Sales as out in clause 6.4 shall apply.

For the purposes of this clause:

“Effective Royalty Rate” shall mean a rate calculated by dividing (i) the total amount of royalty payment by ZENYAKU produced by the different rates according to ascending levels of Net Sales in any year, as set out in clause 6.4 above, by (ii) the total amount of such Net Sales, resulting in a single aggregated royalty rate for the totality of such Net Sales.

“Base Royalty Rate” shall mean a rate for ASLAN’s upstream royalty obligation to CSL and other upstream licensors based on global Annual Net Sales, calculated by dividing (i) the total amount of royalty payment by ASLAN produced by the different rates according to ascending levels of global Net Sales in any year, by (ii) the total amount of such Net Sales, resulting in a single aggregated royalty rate for the totality of such Net Sales.

In order for ZENYAKU to make an assessment of whether the Base Royalty Rate should be substituted in place of the Effective Royalty Rate as the rate for calculating royalties on Annual Net Sales, as above, it shall make a calculation after the fourth Quarter of each calendar year, based on Annual Net Sales over the whole of that year. If and to the extent that the Base Royalty Rate applies, this shall be reflected in the royalty payment for the fourth Quarter of the relevant calendar year.

6.6.
ZENYAKU Statement. Within [***] of the end of each Quarter, ZENYAKU shall provide ASLAN with a statement setting out reasonable detail to enable ASLAN to be able to generate the invoice referred to in clause 6.7, specifying at least:

a)
the nature of and amount of the payments received during that Quarter that contribute to Net Sales (including copies of any notifications, reports or statements from the Third Party relating to the contribution);
b)
the calculation of Net Sales based on such payments; and
c)
details of volumes of Net Sales in the Territory for that Quarter;
d)
details of any currency conversions using the exchange rate for the relevant currencies as published by OANDA Corporation on the applicable dates.

6.7.
ASLAN invoice. Upon receipt of such statement, ASLAN shall issue an invoice to ZENYAKU for the amounts due to ASLAN in respect of such Net Sales broken down into:

a)
Sales Milestone Payments, if applicable, and
b)
royalties at the appropriate rate(s) set out in clauses 6.4 or (as applicable) 6.5 above, and if the rate(s) set out in clause 6.5 apply, the basis for calculating Base Royalty Rate shall be provided by ASLAN in conjunction with the invoice.

Within [***] of receipt of ASLAN’s invoice regarding payment for a) above, and within [***] of receipt of ASLAN’s invoice regarding payment for b) above, ZENYAKU shall remit payment of all the amounts payable to ASLAN of a) and b), respectively, in US dollars to a bank account nominated by ASLAN.

6.8.
Royalty Term. Subject to this clause, royalties payable under this clause 6 shall be paid on Product-by-Product basis with respect to Net Sales made in the Territory during the “Royalty Term”, which is defined as the period from the date of the First Commercial Sale of the Product in the Territory until the later of:

(i)
the expiration of the last to expire, including any extensions thereto, Valid Claim of the ASLAN Patents in the Territory;
(ii)
twelve (12) years following the date of the First Commercial Sale of the Product in the Territory;
(iii)
the date on which it is legally permissible to launch biosimilars to the Product in the Territory; and
(iv)
the date on which ASLAN ceases to be required to pay royalties to CSL in respect of Product sales in the Territory.

Upon expiry of the Royalty Term applicable to each Product, ZENYAKU will thereafter pay to ASLAN a fixed royalty of [***] of Annual Net Sales of such Product in the Territory, and clauses 6.6, 6.7, and 6.9 through 6.13 shall apply mutatis mutandis to such post-Royalty Term royalties.

6.9.
Tax and Set-off. ZENYAKU agrees to pay to ASLAN the full amount of all payments provided for in this Agreement without deductions, subject to compliance with applicable laws. In the event that any tax, levy or charge is to be imposed on any payments made under this Agreement to ASLAN, or if applicable CSL, by any government agency, ZENYAKU will be authorized to deduct such amount of any tax, levy or charge from the payments under this Agreement to ASLAN or if applicable CSL and will provide evidence of such payments within [***] of payment to the reasonable satisfaction of ASLAN or if applicable CSL, including certified copies of official receipts if so requested.

6.10.
ZENYAKU will use Commercially Reasonable Efforts to cooperate with ASLAN in order to reasonably reduce any Tax liabilities which may be triggered for ASLAN in relation to any payments made under this Agreement in the Territory.

6.11.
Should any such payments of Tax made by ZENYAKU in respect of payments to ASLAN under this Agreement, be refundable, ZENYAKU shall notify ASLAN as soon as this is notified and/or confirmed to ZENYAKU by the relevant Tax Authority. If any amounts for Tax are refunded by any Tax Authority to ZENYAKU, such amounts shall be paid to ASLAN within [***] of receipt and without deduction.

6.12.
Interest and Set-Off. Where ASLAN does not receive payment of any sum required on or before the day on which such payment is due, ZENYAKU shall pay ASLAN interest on the past due amount as follows: interest shall accrue thereafter on the sum due and owing to ASLAN at the lesser of [***] over the Secured Overnight Financing Rate (SOFR) rate for [***] deposit in US dollars on the last Business Day of the previous calendar month, or the maximum amount allowed by law, with interest to accrue on a day to day basis without prejudice to ASLAN’s right to receive payment on the due date. ZENYAKU must not set off any amounts owing to ASLAN under or in connection with this Agreement.

6.13.
Adjustments In Certain Circumstances.

6.13.1.
In the event that, after obtaining any Marketing Approval for the Product in Territory: (i-α) the NHI Price of such Product is substantially different (that is, by a factor of more than [***]) from the estimated price agreed between the Parties as at the Effective Date and set out in Schedule 6 or (i-β) ASLAN sets a price for the supply of Product to ZENYAKU for Commercialisation (“Supply Price”), and (ii) ZENYAKU can reasonably demonstrate, given such NHI Price or such Supply Price, that:

(a)
adhering to the sales milestones at the levels set out in clause 6.1 or (as applicable) clause 6.2 will make selling the Product in the Territory commercially unviable for ZENYAKU, the Parties shall discuss and seek to agree in good faith the substitution of such sales milestones with milestones more fairly aligned with the economic realities of the market in the Territory prevailing at that time; and/or
(b)
adhering to royalties at the rates set out in clauses 6.4 or (as applicable ) 6.5, will make selling the Product in the Territory commercially unviable for ZENYAKU, the Parties shall discuss and seek to agree in good faith the substitution of such royalties with royalties at rates more fairly aligned with the economic realities of the market in the Territory prevailing at that time; provided that the foregoing shall only apply to a review of Effective Royalty Rates defined in clause 6.5 which shall otherwise remain unaffected by this clause 6.13.

6.13.2.
At the beginning of each calendar year ASLAN shall review the royalty payments made to it by ZENYAKU in the preceding calendar year to ensure that the level of such royalty payments is commercially viable for ASLAN, given ASLAN’s upstream royalty obligations to CSL (that is to say, does not result in a net profit to ASLAN of zero or less). In the event ASLAN can reasonably demonstrate that such aggregate royalty payments are not so commercially viable, the Parties shall discuss and seek to agree in good faith the substitution of such royalties with royalties at rates which ensure commercial viability for ASLAN.

7.
Records and Accounts

7.1.
ZENYAKU must keep complete and accurate records of all matters connected with the

Commercialisation of Products and must also keep proper accounts in relation to Net Sales and other payments payable to ASLAN under this Agreement containing all data necessary for the calculation of the amounts payable to or on behalf of ASLAN pursuant to this Agreement. ZENYAKU must keep those records and books of account for [***] following the end of the calendar year to which they relate. In the event of termination or expiry of this Agreement this obligation to keep records shall only survive in relation to records existing as at the time of such termination or expiry.

7.2.
Not more than once in any [***] period, ZENYAKU must permit during business hours an independent accountant nominated by ASLAN to reasonably inspect the records and accounts maintained under clause 7.1 for the purpose of verifying their accuracy, and confirming whether all payments payable to ASLAN under this Agreement have been properly calculated and paid by ZENYAKU.

7.3.
ZENYAKU must provide to the accountant such assistance as is reasonably required by that person in order to verify the accuracy of those records and accounts and confirm whether all payments payable to ASLAN under this Agreement have been properly calculated and paid by ZENYAKU.

7.4.
If ASLAN’s inspection reveals that any monies are outstanding then ZENYAKU must, within [***] after receiving notice of the amount due, pay ASLAN the outstanding amount. If the inspection reveals there was an overpayment then the amount of the overpayment may be credited against future payments due to ASLAN under this Agreement. ASLAN shall pay for such inspections, unless such inspection discloses for any period examined that there is a discrepancy of greater than [***] in ASLAN’s favour between the amounts that ZENYAKU should have paid and the amounts it actually paid in any given year, in which case ZENYAKU will be responsible for the payment of the reasonable costs of such inspection.

D.
GENERALLY APPLICABLE TERMS

8.
Manufacture and Supply

8.1.
ASLAN agrees to provide drug supplies to ZENYAKU required for Development, for the purposes of applications to Regulatory Authorities for Marketing Approvals, and for the Commercialisation in the Territory pursuant to a separate manufacturing and supply agreement(s) to be negotiated in good faith by the Parties substantially in accordance with the terms and conditions set out in Schedule 7. The Parties shall use Commercially Reasonable Efforts to enter into the clinical supply agreement within [***] after the Effective Date of this Agreement, and shall commence discussions of commercial supply immediately after the submission of the initial Commercialisation Plan in accordance with clause 4.1 a) and use Commercially Reasonable Efforts to enter into the commercial supply agreement within [***] after the commencement of such discussion.

9.
Governance

9.1.
The Parties shall promptly, and in no event later than [***] after the Effective Date, establish a Joint Steering Committee (“JSC”). For such purpose the Parties shall appoint within this period, at least [***] suitable persons appointed by CEO of each Party to be their representatives on the JSC and shall inform the other Party of the contact details of the appointed persons. At the Effective Date, the composition of the JSC is set out below (“Initial Representatives”):

[***]

The Parties may replace their Initial Representatives upon prior written notice to the other. If either Party has not appointed a replacement within [***], this shall constitute a breach of this Agreement.

9.2.
The JSC’s main responsibilities will be to serve as a forum:

a)
for ASLAN to be kept informed regarding the ongoing Development in the Territory through reasonably detailed reports to be submitted shortly prior to and discussed at each JSC meeting. Such reports shall contain summaries of all material Development activities (including regulatory activities) and results with respect to the Products in the Territory, including study results and conclusions generated therefrom with respect to all ongoing clinical trials and all Improvements;
b)
for overseeing the Development in the Territory in accordance with the ZENYAKU Development Plan;
c)
for overseeing the Commercialisation in the Territory in accordance with the Commercialisation Plan;
d)
for approval of the ZENYAKU Development Plan (as updated from time to time in accordance with clause 2.5), the Commercialisation Plan (as updated from time to time in accordance with clause 4.1), and agreeing any changes thereto;
e)
to discuss and aim to resolve any issues between the Parties;
f)
for ZENYAKU to be reasonably informed regarding progress and activities relating to the regulatory matters, development, manufacturing and Commercialisation of the Antibody and/or Product outside Territory in accordance with this Agreement;
g)
have such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

9.3.
ZENYAKU shall promptly notify ASLAN via the JSC of all Regulatory Filings submitted or received by ZENYAKU or its Affiliates with respect to Products, and upon ASLAN’s request, shall provide to ASLAN one paper or electronic copy of such filings (or relevant parts thereof as are reasonably necessary to assess ZENYAKU’s compliance with its obligations hereunder. Additionally, ZENYAKU will upon ASLAN’s request, to the extent reasonably required to confirm ZENYAKU’s compliance with its obligations hereunder, provide ASLAN with reasonable additional information and data generated by or on behalf of ZENYAKU in respect of Development or Commercialisation since the last JSC meeting, it being understood that ASLAN shall keep such information and data in strict confidence.

ASLAN shall promptly notify ZENYAKU via the JSC of all Regulatory Filings submitted or received by ASLAN or its Affiliates with respect to Products, and upon ZENYAKU’s request, shall provide to ZENYAKU one paper copy or electronic file of all such Regulatory Filings. Additionally, ASLAN will upon ZENYAKU’s request provide ZENYAKU with reasonable additional information and data generated by or on behalf of ASLAN in respect of Development or Commercialisation since the last JSC meeting, it being understood that ZENYAKU shall keep such information and data in strict confidence.

9.4.
Unless otherwise expressly agreed by the Parties, the JSC will meet [***] per year, or at such more, or less, frequent times annually as the Parties shall agree, given that there will be less formal working group discussions and liaison on a regular basis between the respective Parties. Should any of the Parties consider necessary to call a meeting of the JSC, such Party shall inform the other Party by written notice. Both Parties understand that reasonable flexibility to set meeting dates and schedules shall be necessary in view of possible previous commitments in each Party’s calendars, therefore, several different dates shall be proposed for each meeting, whenever possible. The Parties agree that as a general rule, all the meetings will be held face to face in person at a location to be agreed between the Parties, or by web conference.

9.5.
Decisions of the JSC shall be made by unanimous vote, with representatives of each Party having one vote collectively. In the event of a tied vote (i) ZENYAKU shall have the casting vote on matters relating to the Development provided these are within the terms of the current agreed ZENYAKU Development Plan; (ii) ZENYAKU shall have the casting vote on matters relating to the Commercialisation provided these are within the terms of the current agreed Commercialisation Plan; (iii) ASLAN shall have the casting vote on any proposed actions or omissions in the Territory which it reasonably considers would or may materially undermine the interests of ASLAN or Third Parties seeking to develop or Commercialise the Product outside the Territory; and (iv) ASLAN shall have the casting vote on any proposed actions or omissions outside the Territory subject to the remainder of this clause. For matters where ASLAN has the casting vote, ZENYAKU shall be entitled to make representations to ASLAN on matters which it reasonably considers would or may materially undermine progress of the ZENYAKU Development Plan or would or may materially undermine the interests of ZENYAKU in seeking to develop or Commercialise the Product in the Territory, and ASLAN shall consider and take reasonable account of such representations. For these purposes “materially undermine” shall mean without limitation: (i) the commercial value of the Product would or may be damaged; (ii) the reputation of any of the relevant Party’s other products, antibodies or compounds in the marketplace would or may be damaged; or (iii) the reputation of that Party or Third Parties seeking to develop or Commercialise the Product would or may be damaged. Subject to the foregoing, in the event of any other tied vote the matter(s) in dispute shall be referred for resolution in good faith by the Chief Executives of ASLAN and ZENYAKU, or their respective nominee(s), following the procedures set out in clause 17.12 a).

9.6.
The Parties shall alternate in preparing and circulating to the other Party drafts of minutes of all JSC meetings with a target of doing this within [***] of the meeting. Such drafts must provide a description in reasonable detail of the discussions held at the meeting and a list of actions, decisions or determinations approved by the JSC. The Party which has not prepared the minutes will review such draft with a target of providing any comments within [***] of receipt. Final minutes shall be promptly prepared by the Party which has prepared the minutes following the resolution of any outstanding comments.

9.7.
All the meetings, the information to be exchanged between the Parties as a consequence of the Agreement, and the minutes of the JSC’s meetings shall be in the English language.

10.
Intellectual Property

Patent Prosecution

10.1.
ASLAN shall have the right at its cost to control the preparation, filing, prosecution and maintenance of all the ASLAN Patents, including in the Territory.

10.2.
ZENYAKU shall reimburse ASLAN for the amounts paid to Third Parties by ASLAN as from the Effective Date in connection with the filing, prosecution and maintenance of the ASLAN Patents in the Territory, including without limitation, amounts paid by ASLAN as filing and maintenance fees, translation fees and amounts paid to outside patent counsel and foreign associates (“Patent Costs”). ASLAN shall provide ZENYAKU with an invoice for Patent Costs on a quarterly basis, and payment shall be due within [***] thereafter.

10.3.
In the event that ASLAN (or CSL alone or jointly with ASLAN) wishes to discontinue prosecution or maintenance of any of the Antibody Patents, ASLAN shall provide written notice to ZENYAKU identifying the relevant Antibody Patents (“ASLAN Discontinuation Notice”). ZENYAKU may elect to continue to prosecute or maintain at ZENYAKU’s cost and expense any of those Antibody Patents by providing notice to ASLAN in writing within [***] of receipt of the ASLAN Discontinuation Notice. Upon receipt of such a notice from ZENYAKU, ASLAN will provide all reasonable co-operation to enable ZENYAKU to continue prosecution or maintenance of the relevant Antibody Patents, at ZENYAKU’s expense.

Enforcement

10.4.
In the event that either Party becomes aware of actual or threatened infringement of any Antibody Patents in the Territory by the manufacture or sale or use of a Product or competing product in the Field (“Infringing Product”), it shall provide the other Party with the available evidence, if any, of such infringement.

10.5.
Prior to the Commercialisation Commencement Date, ASLAN at its sole expense, shall have the initial right to initiate and control any enforcement of the Antibody Patents in the Territory with respect to an Infringing Product or to defend any declaratory judgments seeking to invalidate or hold the Antibody Patents unenforceable (each, an “Enforcement Action”), in each case in ASLAN’s own name (or in CSL’s name alone or jointly with ASLAN where relevant) and, if necessary for standing purposes, in the name of ZENYAKU and shall consider, in good faith, the interests of ZENYAKU in so doing. If ASLAN does not, within [***] of receipt of notice from ZENYAKU, take significant steps to abate the infringement or file suit to enforce the Antibody Patents against at least one infringing party in the Territory, ZENYAKU shall have the right to take whatever action it deems appropriate to enforce the Antibody Patents. The Party controlling any such Enforcement Action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Antibody Patents shall be shared, after reimbursement of expenses, as follows: (i) in the event that ASLAN brought the claim, suit or action in its own name or, for standing purposes, in the name of ZENYAKU, any remaining amount shall be retained by ASLAN; and (ii) in the event that ZENYAKU brought the claim, suit or action, any remaining amount shall be deemed to be Net Sales and as such count towards the calculation of payments under clause 6.

10.6.
After the Commercialisation Commencement Date, ZENYAKU, at its sole expense, shall have the initial right to initiate and control any Enforcement Action, in each case in ZENYAKU’s own name and, if necessary for standing purposes, in the name of ASLAN or its nominee and shall consider, in good faith, the interests of ASLAN in so doing. If ZENYAKU does not, within [***] of receipt of notice from ASLAN, take significant steps to abate the infringement or file suit to enforce the Antibody Patents against at least one infringing party in the Territory, ASLAN shall have the right to take whatever action it deems appropriate to enforce the Antibody Patents. The Party controlling any such Enforcement Action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party (including in the case of ZENYAKU, entering into any settlement admitting the invalidity of, or otherwise impairing, the Antibody Patents) without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Antibody Patents shall be shared, after reimbursement of expenses, as follows: (i) in the event that ZENYAKU brought the claim, suit or action in its own name or in the name of ASLAN or its nominee, any remaining amount shall be deemed to be Net Sales and as such count towards the calculation of payments under clause 6, and (ii) in the event that ASLAN brought the claim, suit or action, any remaining amount shall be retained by ASLAN.

10.7.
In any suit to enforce and/or defend the Antibody Patents pursuant to this clause 10, the Party not in control of such suit (a) shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like, and (b) further agrees to be named in and consents to join in any suit, action, or proceeding as a party to the suit, action, or proceeding to the extent necessary to establish standing in the suit, action, or proceeding.

10.8.
If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, use, marketing, sale or importation of any Product, the Party becoming aware of such a matter shall immediately notify the other of it. ZENYAKU shall have the right to initiate, prosecute, defend and control legal action (whether by suit, proceedings, counter-claim, oppositions, customs procedure or otherwise) in respect of any such assertion in the Territory. ASLAN shall have the right actively to co-operate and join with ZENYAKU in any legal action if it considers it necessary or desirable, and ZENYAKU shall have the right to have ASLAN and/or its nominee joined as a passive party to any legal action if necessary, and in either circumstance each party shall reasonably co-operate with the other in regard to the same. All costs and expenses (including attorneys' fees) of any legal action brought in accordance with this clause 10.8 other than all of ASLAN's costs and expenses if ASLAN actively elects to be joined as a party to such action, shall be borne by ZENYAKU. Any monetary recovery in connection with legal action shall be applied first to reimburse ZENYAKU for its out-of-pocket costs and expenses (including management time and reasonable attorneys' fees) incurred in connection with any legal action and second to reimburse ASLAN for its out-of-pocket costs and expenses if it actively elects to be joined in such proceedings (including reasonable attorneys' fees), incurred in connection with such infringement action. The remainder shall be split between the

Parties in proportion to the relative degree of their active involvement in connection with the action, but if the Parties, acting in good faith, cannot agree such relative proportions, then on the basis of [***] to ZENYAKU and [***] to ASLAN.

10.9.
Patent Marking. ZENYAKU agrees to mark and have its Affiliates mark all patented Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the Territory.

10.10.
Patent Term Extensions. The Parties will reasonably discuss, for Antibody Patents related to a Product, to pursue in the Territory any patent term adjustment, patent term extension, supplemental patent protection or related extension of rights with respect to the Antibody Patents which may be available. After the Commercialisation Commencement Date, to the extent permitted by applicable law, ASLAN shall apply for and pursue any such adjustment, extension or protection as directed by ZENYAKU, on the basis that all costs in connection with the same shall be reimbursed by ZENYAKU.

10.11.
Improvements by ASLAN. If any Improvements are made by ASLAN or its Third Party collaborators during the Term, the Parties acknowledge that ASLAN will own such Improvements and the Intellectual Property therein. ASLAN will promptly disclose such Improvements to ZENYAKU if they are necessary or useful to the Development or Commercialisation of Products in the Territory and they will form part of the Antibody Technology licensed hereunder.

10.12.
Improvements by or on behalf of ZENYAKU. All rights, title and interest in any Improvements made by ZENYAKU, or on its behalf by its Affiliates or any permitted sublicensees under clause 5.5, during the Term shall be owned by ZENYAKU; ZENYAKU will promptly disclose Improvements generated by itself or on its behalf to ASLAN if they are necessary or useful to the Development or Commercialisation of Products and hereby grants an exclusive royalty-free, perpetual licence to ASLAN to make, have made, use, offer for sale, and sell, import, promote, market, and distribute Products using or embodying such Improvements throughout the world, except the Territory.

11.
Warranties and Non-Competition

11.1.
Each of the Parties warrants that:

a)
At the Effective Date, its entry into and performance under the terms of this Agreement does not cause it to be in breach of any agreements with a Third Party or any obligations to a Third Party nor, to the best of its actual knowledge, cause it to infringe the rights of any Third Party;
b)
all information, data and materials provided by it to the other pursuant to this Agreement will be, to the best of its knowledge and belief, accurate and complete in all material respects;
c)
as at the Effective Date, it is not in breach of any relevant laws, regulations, permits or licences, nor is engaged in, or threatened with any litigation;
d)
it has obtained all necessary waivers, consents and/or approvals from its directors and shareholders in compliance with its constitutional documents, in respect of the matters contemplated under this Agreement.

11.2.
ASLAN warrants that, to the best of its actual knowledge as at the Effective Date:
a)
the exercise by ZENYAKU of the rights granted to ZENYAKU under clauses 2.4 and 5.1 does not infringe the rights of any Third Party;
b)
no Third Party has threatened or is currently threatening proceedings in respect of infringement of any the Antibody Patents;
c)
it has disclosed to ZENYAKU all information which would materially affect the exercise of ZENYAKU’s rights and obligations under this Agreement and the Development and Commercialisation of Products in the Territory.

11.3.
ZENYAKU warrants that as from the Effective Date:

a)
it will not intentionally do or allow to be done anything which would or may likely have the effect of materially undermining opportunities for Developing or Commercialising the Product in the Territory or which would or may have the effect of materially undermining the interests of ASLAN or Third Parties seeking to Develop or Commercialise the Product outside the Territory and “materially undermine” shall have the meaning as set out in clause 9.5; and
b)
having seen a copy of the CSL Head Licence Agreement, it will take all reasonable steps in the Territory to assist ASLAN in ensuring that it complies with its obligations under the CSL Head Licence Agreement and any obligations to Third Parties to which ASLAN is subject thereunder to the extent which relates to the Territory.

11.4.
Any condition, warranty or other term which is not expressly set out in this Agreement which might otherwise be implied or incorporated into this Agreement, whether by statute, common law or otherwise, is, insofar as it is lawful to do so, hereby excluded.

11.5.
Compliance with Law. Each Party covenants to the other that it will comply with all applicable laws as amended, in carrying out its obligations pursuant to this Agreement. Each Party covenants to the other that it and any sub-contractor appointed by it currently holds or at the relevant time will hold any and all consents, approvals, orders or authorisations necessary to comply with its obligations under this Agreement.

11.6.
Compliance with Anti-Corruption Laws. Without limiting clause 11.5, neither Party shall perform any actions in exercising rights or complying with obligations under this Agreement that are prohibited by local and other anti-corruption laws (collectively “Anti-Corruption Laws”) that are applicable to that Party. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws.

11.7.
Disclaimers. Without prejudice to ASLAN's warranties set out in clauses 11.1 and 11.2, ZENYAKU acknowledges that ASLAN licenses the Antibody Technology “as is”, that is, without any warranty of any kind, express or implied, including, without limitation, warranty of its accuracy or completeness, of merchantability, fitness for a particular purpose (including but not limited to manufacture the Product or conduct the Development), commercial value, and without any warranty of any kind, express or implied, of the inexistence of adverse effects, of the safety or other quality, efficiency, stability, characteristics or usefulness of, or merchantability, or fitness for a particular purpose of any Product.

11.8.
Non-Competition. As from the Effective Date:

a)
neither ZENYAKU nor any of its Affiliates will conduct, participate in, or fund, directly or indirectly, either alone or with a Third Party, the development, manufacture or Commercialisation of a Competing Product, or conduct a drug discovery or other research program the goal of which is to identify Competing Products;
b)
ZENYAKU shall not, and shall ensure that its Affiliates, sublicensees and distributors will not actively sell, market, promote and/or otherwise Commercialise the Product, directly or indirectly, to customers outside the Territory, or to customers in the Territory outside the Field. If ZENYAKU receives any orders from customers outside the Territory, or in the Territory but for use outside the Field, it will direct such orders to ASLAN. For these purposes, “actively sell, market, promote and/or otherwise Commercialise” shall be understood to mean actively approaching or soliciting customers, including, but not limited to, pursuing the actions described in clause 5.1 mutatis mutandis outside the Territory.

12.
Liability

12.1.
ZENYAKU Indemnities. ZENYAKU shall indemnify, keep indemnified and hold harmless ASLAN, its Affiliates and their directors, officers and employees (“ASLAN Indemnitees”) from and against all Liabilities incurred in connection with any Third Party claim arising out of or resulting from:

a)
breach of any term of this Agreement by ZENYAKU, its Affiliates or contractors;
b)
the negligence, recklessness or wilful misconduct of ZENYAKU, its Affiliates or contractors or sub-licensees;
c)
the Development or Commercialisation of Products by ZENYAKU or its Affiliates, or contractors or any end-use of such Products in a manner and for a purpose authorised by any of them, except to the extent that the Liabilities arise out of or result from, directly or indirectly, breach of any term of this Agreement, negligence, or wilful misconduct of any ASLAN Indemnitees.

12.2.
ASLAN Indemnities. Notwithstanding anything to the contrary in this Agreement, ASLAN shall indemnify, keep indemnified and hold harmless ZENYAKU and its Affiliates, directors, officers and employees (“ZENYAKU Indemnitees”) from and against all Liabilities incurred in connection with any Third Party claim arising out of or resulting from:

a)
breach of any term of this Agreement by ASLAN, its Affiliates, or contractors;
b)
the negligence, recklessness or wilful misconduct of ASLAN, its Affiliates or contractors in the performance of its obligations under this Agreement, except to the extent that the Liabilities arise out of or result from, directly or indirectly, breach of any term of this Agreement, negligence, or wilful misconduct of any ZENYAKU Indemnitees;
c)
any defects in any clinical drug supplies or Products supplied by ASLAN or any supplier designated by ASLAN.

12.3.
It is a condition of indemnification under this Agreement that:

a)
the indemnified Party gives written notice to the indemnifying Party of the Claim in respect of which indemnification is sought promptly on becoming aware of it and does not at any time admit liability or otherwise attempt to settle or compromise such Claim without the indemnifying Party’s prior written consent;
b)
the indemnifying Party shall, at its cost, have sole conduct of the defence or compromise of any such Claim and as between the indemnifying Party and the indemnified Party shall have the sole right to any costs and damages awarded as a result of any such Claim; and
c)
the indemnified Party provides the indemnifying Party such assistance and co-operation as it shall reasonably require, at the indemnifying Party’s reasonable cost, in respect of the conduct of such defence or compromise.

12.4.
Insurance. During the Commercialisation Period and for a period of at least [***] after the last commercial sale of a Product, ZENYAKU will at no cost to ASLAN maintain in full force and effect with a reputable and solvent insurer (being an insurer with Standard & Poors financial rating of not less than [***]), insurance, including product liability insurance and clinical trial insurance (each as applicable), on a claims-made basis, with reasonable levels of coverage adequate to meet ZENYAKU's obligations and potential liabilities under this Agreement from time to time, and ZENYAKU undertakes to regularly review and if necessary adjust its level of insurance cover as such obligations increase or change. Without limiting the foregoing, the parties agree that ZENYAKU will obtain and maintain the insurance with coverage limits of not less than the greater of (i) [***] per occurrence and an annual aggregate of [***] (and [***] per occurrence and an annual aggregate of [***] after the initiation of Phase 3 Clinical Trials) and (ii) an amount which represents the insurance required to conduct Development and Commercialisation, as applicable, of Product in the Territory (or applicable part thereof). At the request of ASLAN, ZENYAKU must produce evidence of the currency of the insurance policies referred to in this clause 12.4.

12.5.
Excluded Liabilities. The Parties agree that with respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, a Party shall be liable to the other Party for direct damages only and shall not be liable for any indirect or consequential loss or damage whatsoever arising under or in relation to the Agreement (whether arising from breach of contract (including under any indemnity), misrepresentation (whether tortuous or statutory), tort (including negligence), breach of statutory duty, strict liability including but not limited to loss of profits, loss of business, loss of goodwill or similar loss, regardless of whether arising from warranty, strict liability or otherwise or any other legal theory howsoever arising), even if that Party was aware of the possibility that such loss or damage might be incurred by the other, except as a result of a Party’s wilful misconduct. Nothing in this clause 12.5 is intended to limit or restrict the rights or obligations of either Party under clause 12.1 and 12.2 or to limit a Party’s liability in respect of wilful misconduct.

13.
Confidentiality

13.1.
Confidentiality; Exceptions. In this Agreement, “Confidential Information” means any information and materials disclosed or made available to one Party by or on behalf of the other Party in connection with this Agreement, whether disclosed in writing, orally or by any other means and regardless of the date it was disclosed, except to the extent that it can be established by the receiving Party that such Confidential Information:
13.1.1
is in the lawful knowledge or possession of the receiving Party prior to the time it was disclosed to, or learned by, the receiving Party;

13.1.2
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

13.1.3
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

13.1.4
is disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who has the lawful power to disclose such information to the receiving Party.

Confidential Information shall be deemed to include the terms of this Agreement.

13.2.
Authorised Use and Disclosure. Except as expressly provided otherwise in this Agreement or on receiving the prior written consent of the other Party, each Party:

13.2.1
must keep the Confidential Information of the other Party confidential;

13.2.2
must not use any Confidential Information of the other Party except as reasonably necessary in carrying out its obligations, or exercising its rights, under this Agreement (“Permitted Purpose”);

13.2.3
may only disclose any Confidential Information of the other Party as follows:

i.
to its Affiliates, directors, employees, permitted sub-licensees, consultants and advisors (and the directors, employees, consultants and advisors of its Affiliates) (“Representatives”) to the extent necessary for the Permitted Purpose provided that the Party must ensure that any such Representative complies with the obligations of confidence and non-use set out in this Agreement;

ii.
the terms of this Agreement may be disclosed to its legal and financial advisors, who must be bound by similar obligations of confidentiality as contained in this Agreement;

iii.
if required to be disclosed to a competent authority in accordance with applicable laws, regulations or stock exchange rules (as applicable), in which case the disclosing Party shall promptly notify the other Party of such disclosure requirement to enable the other Party to seek a protective order or other form of confidential treatment for the Confidential Information, and shall thereafter disclose only that portion of the Confidential Information which is required to be disclosed in order to comply;

iv.
ZENYAKU may make limited disclosure of IP of ASLAN which is Confidential Information to the extent such disclosure is necessary in prosecuting or defending litigation, or conducting preclinical or clinical trials.

13.3.
Term of confidentiality. The obligations of confidentiality set out in this clause 13 apply from the Effective Date until [***] after the expiration or termination of this Agreement.

13.4.
Specific enforcement. Each Party acknowledges that:

a)
the value of the other Party’s Confidential Information, which includes any jointly owned Confidential Information, is unique and difficult to assess in monetary terms;
b)
a breach by it of any of its obligations of confidentiality under this Agreement may irreparably harm the Party disclosing such Confidential Information, and damages may not be an adequate remedy for any such breach; and
c)
therefore, if it actually breaches or threatens to breach the confidentiality obligations set forth in this Agreement, the Party whose Confidential Information is the subject of such breach, or who is affected by such breach, may seek to enforce this Agreement by way of injunctive relief or specific performance as a remedy (in addition to any other available relief) without proof of actual or special damage.

13.5.
Publications. Without the prior written consent of the other Party, subject to clause 13.2.3 iii, ASLAN and ZENYAKU agree not to issue any press releases, publications, abstracts or public announcements (“Publications”) concerning the terms of this Agreement or matters relating thereto if the other Party (or its Affiliates or Products) is named therein (directly or by referencing items such as logotypes, corporate image, commercial brands, or trademarks), or disclosing Confidential Information of the other Party, and shall ensure that their respective Affiliates do not do any of the foregoing. The Party interested in issuing the Publication shall submit the proposal to the other Party, who shall have at least [***] for review, except as required by a governmental authority and applicable local law, including disclosure required by any securities exchange.

13.6.
Application of Agreement to Confidential Information already disclosed. Without limiting the operation of this Agreement, this Agreement applies to all Confidential Information whether or not any Confidential Information of a Party was disclosed to or accessed by the other Party before the Effective Date, and applies to information disclosed pursuant to the Reciprocal Confidentiality Agreement between the Parties dated March 1, 2022.

14.
Term And Termination

14.1.
Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated under this Agreement, shall expire upon expiration of the respective Royalty Term in the Territory (“Term”), provided that upon such expiration of the Term in the Territory, ASLAN will use reasonable efforts to shall grant to ZENYAKU and its Affiliates a perpetual, non-terminable, non-revocable non-exclusive licence to exploit subsisting Antibody Technology in connection with the Commercialisation of Products in the Field in the Territory, subject to clause 6.8.

14.2.
Termination on Notice. ZENYAKU may terminate this Agreement at any time upon service of at least ninety (90) days prior written notice on ASLAN.

14.3.
Termination for Breach. Either Party may terminate this Agreement in the event the other Party shall have breached or defaulted in the performance of any of its material obligations (including but not limited to those obligations stipulated in clauses 2 through 6 or 8 of this Agreement) hereunder, and such default shall have continued for ninety (90) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such ninety (90) day period unless the breaching Party (or any other Party on its behalf) has cured any such breach or default prior to the expiration of the ninety (90) day period.

14.4.
Termination on Insolvency. Either Party may terminate this Agreement by notice, if, at any time, the other Party (i) suspends payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts; or (ii) a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that Party (other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies or the solvent reorganisation of that Party); or (iii) an application is made to court, or an order is made, for the appointment of an administrator, or if an administrator is appointed over that Party; or (iv) a receiver is appointed over all or any of the assets of that Party; or (v) any similar insolvency event to any of the foregoing occurs in any jurisdiction; or (vi) that Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business.

15.
Effect of Termination

15.1.
Accrued Rights, Surviving Obligations. Termination or expiration of the Agreement for any reason shall be without prejudice to any obligations which shall have accrued prior to such termination or expiration, including, without limitation, any and all damages arising from any breach hereunder.

15.2.
Upon any early termination of the Agreement (not expiry) by ASLAN under clause 14.3 or 14.4, or by ZENYAKU under clause 14.2, clauses 15.3 through 15.6 shall be applicable. Upon any early termination of the Agreement (not expiry) by ZENYAKU under clause 14.3 or 14.4, clause 15.7 shall be applicable.

15.3.
Upon any termination (not expiry) of the Agreement by ASLAN under clause 14.3 or 14.4, or by ZENYAKU under clause 14.2:

a)
ZENYAKU shall promptly assign and transfer to ASLAN all Regulatory Filings with respect to Products in the Field that are held or Controlled by or under authority of ZENYAKU or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings to ASLAN. ZENYAKU shall cause each of its Affiliates to transfer any such Regulatory Filings to ASLAN if this Agreement terminates. If applicable laws, rules or regulations prevent or delay the transfer of ownership of a Regulatory Filing to ASLAN, ZENYAKU shall grant, and does hereby grant, to ASLAN an exclusive and irrevocable right of access and reference to such Regulatory

Filing for the Product(s), and shall cooperate fully to make the benefits of such Regulatory Filings available to ASLAN and/or its designee(s). Within [***] after notice of such termination, ZENYAKU shall provide to ASLAN copies of all such Regulatory Filings, and of all preclinical and clinical data (including raw data, original records, investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and other Know-How information pertaining to the Product, or the manufacture thereof. ASLAN shall be free to use and disclose such Regulatory Filings and other items in connection with the exercise of its rights and licences under this clause 15.3. ZENYAKU will have the right to retain one copy of such Regulatory Filings for archival purposes only and as reasonably necessary to demonstrate compliance with the terms and conditions of this Agreement, including in connection with legal proceedings.

b)
ZENYAKU shall grant, and hereby does grant, effective upon the effective date of such termination: (i) an exclusive, irrevocable, fully paid-up licence to ASLAN for the Territory to make, use, sell, offer for sale or import Product(s), under any patent rights Controlled by ZENYAKU or its Affiliates that: (A) were generated by ZENYAKU or its Affiliates in connection with the Development or Commercialisation of the Product(s) prior to the effective date of such termination, or (B) were otherwise utilized by ZENYAKU, or its Affiliates in the Development or Commercialisation of the Product(s); and (ii) a non-exclusive, worldwide, fully-paid licence to ASLAN under any know-how Controlled by ZENYAKU or its Affiliates that: (A) were generated by ZENYAKU or its Affiliates in connection with the Development or Commercialisation of the Product(s) prior to the effective date of such termination, or (B) were otherwise utilized by ZENYAKU or its Affiliates in the Development or Commercialisation of the Product(s), in each case under the preceding sub-clauses (i) and (ii) solely to the extent reasonably necessary for ASLAN to make, use, sell, offer for sale or import Product(s) in the Field; provided, however, if any such patent rights or other IP licensed to ASLAN hereunder is subject to payment obligations to a Third Party, ZENYAKU shall promptly disclose such obligations to ASLAN in writing and use Commercially Reasonable Efforts to procure that ASLAN and the Third Party communicate directly with each other, with a view to the Third Party granting rights directly to ASLAN to use such rights after the effective date of termination, failing which such patent rights or other IP shall be deemed to be Controlled by ZENYAKU only if ASLAN agrees in writing to reimburse all amounts owed to such Third Party as a result of ASLAN’s exercise of such licence.

c)
Upon ASLAN’s request, ZENYAKU shall cause to be assigned, and hereby does assign, to ASLAN all rights in and to any and all trademarks used in connection with the Commercialisation of the Product by ZENYAKU or its Affiliates in the Territory. It is understood that such assignment shall not include ZENYAKU’s name or trademark for ZENYAKU’s company itself.

d)
If there are any ongoing clinical trials with respect to the Product being conducted by or on behalf of ZENYAKU, its Affiliates at the time of notice of termination, ZENYAKU agrees to (i) promptly transition to ASLAN or its designee some or all of such clinical trials and the activities related to or supporting such trials, (ii) continue to conduct such clinical trials for a period requested by ASLAN up to a maximum of [***] after the effective date of such termination, or (iii) terminate such clinical trials; in each case as requested by ASLAN and subject to compliance with applicable laws, rules and regulations.

15.4.
For (a) through (d) of clause 15.3 above, ZENYAKU shall be responsible for the reasonable costs of such transition.

15.5.
If requested by ASLAN, ZENYAKU, its Affiliates shall continue to distribute and sell the Products in the Territory, in accordance with the terms and conditions of this Agreement, for a period requested by ASLAN not to exceed [***] following the effective date of termination (“Commercialisation Wind-Down Period”) provided that ASLAN may terminate this Commercialisation Wind-Down Period upon [***] notice to ZENYAKU. Notwithstanding any other provision of this Agreement, during this Commercialisation Wind-Down Period, ZENYAKU’s and its Affiliates’ rights with respect to the Products shall be non-exclusive, and ASLAN shall have the right to engage one or more other partner(s) or distributor(s) of the Products in all or part of the Territory. The Products sold or disposed by ZENYAKU or its Affiliates during this Commercialisation Wind-Down Period shall be subject to royalties under clause 6 above. After the Commercialisation Wind-Down Period, ASLAN and ZENYAKU shall exercise Commercially Reasonable Efforts to collaborate to ensure stable supply of the Product in the Territory, by ASLAN or through another partner, in compliance with the local regulations in the Territory, provided, however, that ZENYAKU and its Affiliates shall not sell the Products nor make any representation that, or implying that, they are a continuing licensee of or distributor for ASLAN for the Products.

15.6.
ZENYAKU agrees to fully cooperate with ASLAN and its designee(s) to facilitate a smooth, orderly and prompt transition of the Development and Commercialisation of Products to ASLAN and/or its designee(s) during the Commercialisation Wind-Down Period. Without limiting the foregoing ZENYAKU shall, subject to applicable data privacy laws and its relevant contractual confidentiality obligations to Third Parties, promptly provide ASLAN (i) copies of customer lists, customer data and other customer information relating to the Products and (ii) (if applicable) manufacturing information (including protocols for the production, packaging, testing and other manufacturing activities) relating to the Product in ZENYAKU’s Control, which in each case ASLAN shall have the right to use and disclose for any purpose, subject to applicable data privacy laws and its relevant contractual confidentiality obligations to Third Parties, during this Commercialisation Wind-Down Period and thereafter. Upon request by ASLAN, ZENYAKU shall transfer to ASLAN all quantities of the Product in its or its Affiliates’ Control (as requested by ASLAN), within [***] after the end of this Commercialisation Wind-Down Period; provided, however, that ASLAN shall reimburse ZENYAKU for the costs that ZENYAKU actually incurred to manufacture or purchase the quantities so provided to ASLAN, which in the case ZENYAKU has manufactured such quantities of Product itself, shall be ZENYAKU’s fully-burdened manufacturing cost. If any Product was manufactured by any Third Party for ZENYAKU, or ZENYAKU had contracts with vendors which contracts are necessary or reasonably useful for ASLAN to take over responsibility for the Product in the Territory, then ZENYAKU shall to the extent reasonably possible and requested in writing by ASLAN, assign all of the relevant Third-Party contracts to ASLAN subject to the necessary consents of such Third Parties, and in any case, ZENYAKU agrees to cooperate with ASLAN to ensure uninterrupted supply of the Products. ZENYAKU shall be responsible for the reasonable costs of such assignment except in the case of a termination of this Agreement by ASLAN pursuant to clause 14.4, in which case ASLAN shall be responsible for such costs. If ZENYAKU or its Affiliate manufactured any Product at the time of termination, then ZENYAKU (or its Affiliate) shall continue to provide for manufacturing of such Product for ASLAN, at its fully-burdened manufacturing costs therefor, from the date of notice of such termination until such time as ASLAN is able, using diligent efforts to do so but no longer than the expiration of the Commercialisation Wind-Down Period, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of the Product may be procured and legally sold in the Territory.

15.7.
In the event that this Agreement is terminated by ZENYAKU under clause 14.3 or 14.4, ZENYAKU shall have the right, upon such termination taking effect, to require ASLAN to use Commercially Reasonable Efforts to procure that CSL enters into an agreement with ZENYAKU granting the same or substantially similar rights directly to ZENYAKU as it receives under this Agreement (including without limitation manufacturing rights), subject to ZENYAKU accepting the same or substantially the same obligations to CSL as it had to ASLAN hereunder. For the avoidance of doubt, termination by ZENYAKU of this Agreement shall not automatically result in the termination of any separate manufacturing and supply agreement between the Parties, which will remain in full force and effect (unless itself terminated in accordance its terms). In the event that an agreement is entered into between CSL and ZENYAKU directly, ASLAN undertakes to grant an exclusive licence for the Territory under the ASLAN Patents and the ASLAN Know-How to ZENYAKU, the terms of which shall be separately discussed and agreed upon between ASLAN and ZENYAKU. This clause 15.7 shall survive termination of this Agreement.

15.8.
Survival. Clauses 1, 2.9, 4.5, 7.1, 8.1, 10.11, 10.12, 12, 13, 14.1, 15, 17.4, 17.11 and 17.12 a) of this Agreement shall survive expiration or termination of this Agreement for any reason. With respect to any termination or expiration of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate upon such expiration or termination, except to the extent otherwise provided in this clause 15.

15.9.
Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

16.
Buy Back Option

16.1.
ASLAN reserves the right during the Term, subject to applicable Japanese laws and regulations, to revoke the rights granted to ZENYAKU pursuant to this Agreement without any liability, subject to ASLAN complying with the terms set out below ("Buy-Back Option").

16.2.
ASLAN may exercise the Buy-Back Option by serving written notice to this effect ("Buy-Back Notice") to ZENYAKU. Upon such service, the Parties shall discuss and agree (time being of the essence) what matters and procedures are needed in order to effect an orderly transition of Development and/or Commercialisation of the Products in the Territory to ASLAN or its nominee, including without limitation:

(a)
the effective date of the final revocation of the rights granted to ZENYAKU pursuant to this Agreement as effected by the Buy-Back Option, and the date the Buy-Back Option shall be deemed to have been exercised (the “Buy-Back Effective Date”) shall be no more than [***]

from the date of the Buy Back Notice; and the period between the date of service of the Buy-Back Notice and the Buy-Back Effective Date shall be termed the “Buy-Back Transition Period”;
(b)
what development and/or commercialisation activities shall be pursued by ZENYAKU during the Buy-Back Transition Period;
(c)
who shall bear the costs of the matters referred to in (b).

16.3.
Once the Buy-Back Option has been exercised, ASLAN shall pay to ZENYAKU a sum (the “Buy-Back Fee”) calculated as follows:

16.3.1.
If ASLAN exercises the Buy-Back Option before enrolment of the first patient in the phase 3 study of the Product in the Territory, the Buy-Back Fee shall be a sum equal to:
•
[***]; plus
•
[***].

16.3.2.
If ASLAN exercises the Buy-Back Option after enrolment of the first patient in the phase 3 study of the Product in the Territory, the Buy-Back Fee shall be a sum equal to:
•
[***]; plus
•
[***].

For the purposes of this clause:

•
“Development Costs” means the costs incurred by ZENYAKU or for its account that are specifically identifiable (or reasonably allocable) to the Development of any Products in the Territory and that are directed to achieving or maintaining Marketing Approval for such Products in the Territory. Development Costs shall include amounts that ZENYAKU pays to Third Parties involved in the Development of a Product, and reasonable out-of-pocket costs incurred by ZENYAKU in connection with the Development of such Product. Development Costs include, but not limited to, the following: (a) preclinical costs such as toxicology and formulation development, test method development, delivery system development, stability testing and statistical analysis; (b) clinical costs; (c) expenses related to adverse event reporting; (d) permitted manufacturing costs for a Product for use in preclinical and clinical activities including the manufacture, purchase or packaging of comparators or placebo for use in clinical trials, and any associated release testing and QA/QC development costs; and (e) regulatory expenses relating to Development activities for the purpose of obtaining Marketing Approval for an indication for a Product.

•
“Accumulated Development Costs” shall mean the accumulation of the Development Costs actually paid by ZENYAKU between the Effective Date and the Buy-Back Effective Date. For avoidance of doubt, any payment liabilities to Third Parties relating to Development Costs that have been invoiced to ZENYAKU but not paid out by ZENYAKU as of the Buy-Back Effective Date shall either be taken over by ASLAN, or if to be paid by ZENYAKU, shall be included in the calculation of Accumulated Development Costs, based on mutual discussion and agreement between ZENYAKU and ASLAN.

•
“Total Sums Paid” shall mean the aggregate of all sums actually paid by ZENYAKU to ASLAN pursuant to this Agreement up to the Buy-Back Effective Date, including without limitation the Initial Payment, plus milestones pursuant to clauses 3 and 6, and royalties pursuant to clause 6, all in the net amounts as actually received by ASLAN.

In the event that any tax, levy or charge was imposed by any government agency on any payments forming part of the Accumulated Development Costs and/or Total Sums Paid and ZENYAKU, in accordance with clause 6.9, deducted such amount of any tax, levy or charge from such payments to ASLAN, then ASLAN, shall, in calculating the Buy-Back Fee, deem these payments to be the full amounts paid out by ZENYAKU, including both such taxes, levies or charges and the net amounts actually received by ASLAN.

16.4.
The Buy-Back Fee shall be payable within [***] of the ZENYAKU’s invoice for the same, and the different components of the Buy-Back Fee shall be paid to ZENYAKU in the currency originally incurred (thus, for example, if milestones were paid to ASLAN in US dollars they will be repaid to ZENYAKU in US dollars; and if Development Costs were paid by ZENYAKU in Japanese Yen they will be repaid to ZENYAKU in Japanese Yen).

16.5.
In the event that ASLAN exercises the Buy-Back Option, (a) if ASLAN enters into an exclusive licence of the rights for the Product in the Territory to a Third Party, (b) if ASLAN, having undergone a change of Control is now controlled by a Third Party (including, but not limited to the case where ASLAN loses its legal personality through M&A) and is to exercise the rights granted to ZENYAKU under this Agreement itself in the Territory, or (c) if ASLAN, on its own, is to exercise the rights granted to ZENYAKU under this Agreement itself in the Territory, then in addition to payment of the Buy-Back Fee, it will use Commercially Reasonable Efforts to procure that [***]. If ASLAN delivers a reasonable offer within [***], ZENYAKU shall not unreasonably withhold or delay acceptance. If, notwithstanding ASLAN’s Commercially Reasonable Efforts, ASLAN is unable to procure that any such rights are granted to ZENYAKU within [***] of the Buy Back Effective Date, then [***].

[***]

16.6.
In the event that ASLAN exercises the Buy-Back Option before enrolment of the first patient in the phase 3 study of the Product in the Territory, then the percentage rates set out in the right-hand column of the table in clause 16.5 shall be reduced by [***].

16.7.
Upon the Buy-Back Effective Date, and subject to the terms of this clause: (i) all licences granted to ZENYAKU under clause 2 and 5 shall cease; (ii) ZENYAKU shall cease all exploitation of the Antibody Technology; (iii) ZENYAKU shall promptly return to ASLAN, at ASLAN's expense or, if ASLAN so elects, permanently delete, all records and copies (including electronic copies) of the Antibody Technology, of technical material in its possession relating to the Products, and of any information (whether or not technical) of a confidential nature communicated to it by ASLAN, either in contemplation or as a result of this Agreement, provided that it may retain one copy for archival purposes only and as reasonably necessary to demonstrate compliance with the terms and conditions of this Agreement, including in connection with legal proceedings; and (iv) within [***] after Buy-Back Effective Date, ASLAN shall, or shall cause any other person designated by ASLAN to purchase, at ASLAN's expense, all Product(s) that ZENYAKU has not disposed of at the price that ZENYAKU has paid for such

Products plus delivery costs. ZENYAKU agrees (at ASLAN's cost) to execute such documents and do all such acts and things as ASLAN may deem desirable or necessary pursuant to its exercise of its rights under this clause 16.

17.
General

17.1.
Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party, not to be unreasonably withheld or delayed, provided that in no circumstances will ZENYAKU assign this agreement to any other party which would result in a more disadvantageous taxation outcome for ASLAN; provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)); or (b) to an Affiliate for so long as such Affiliate remains an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate. Notwithstanding the foregoing, any taxes resulting from any permitted assignment of this Agreement shall be borne by the assigning Party and the Third Party who will be the assignee of this Agreement. No Party shall enter into or purport to enter into any assignment and transfer unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

17.2.
ASLAN Strategic Transaction: In the event that ASLAN intends:

17.2.1.
to transfer the development and/or Commercialisation of the Antibody outside the Territory to a Third Party, either by way of outright assignment, or as part of a major international licensing deal in respect of which the territories covered by such licence deal include at least the USA and the European Union; or

17.2.2.
to undergo a change in its Control,

(17.2.1 and 17.2.2 collectively a “Strategic Transaction”)

17.2.3.
ASLAN shall, to the extent it is contractually and legally permitted, and prior to entering into the Strategic Transaction, provide ZENYAKU with information about the Third Party who will be taking over rights and obligations of ASLAN under the Strategic Transaction, and the terms and conditions thereof in so far as they have impact on or relevance to ZENYAKU’s rights and obligations under this Agreement. ZENYAKU shall have the right to provide comments to ASLAN on the Strategic Transaction and on such terms and conditions, and ASLAN shall consider in good faith such comments.

17.3.
Independent status of the Parties. The Parties to this Agreement are independent contractors and agree that the relationship between the Parties shall not constitute a partnership, joint venture or agency. No Party shall have the authority to make any statement, representation or commitment of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

17.4.
Waiver. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorised representative of the Party granting the waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. After termination or expiry of this Agreement this clause shall only be applicable in respect of rights and obligations which survive such termination or expiry.

17.5.
Force Majeure. Neither Party shall be deemed to be in breach of this Agreement or otherwise liable to the other by reasons of any delay in performance or non-performance of any of its obligations under this Agreement, to the extent that such delay or non-performance is due to any event of force majeure, including without limitation any wars, insurrections, strikes, acts of God, pandemics, governmental actions or controls or any other contingency beyond its control. The Party whose performance of obligations has been delayed by force majeure shall use its Commercially Reasonable Efforts to overcome the effect of the force majeure event as soon as possible. The Party affected by the force majeure shall notify immediately to the other Party the existence of the force majeure. The other Party shall have no right to demand indemnity or damages as a result of the force majeure event. If the event of force majeure preventing performance continues for more than [***] from the date of notice given pursuant thereto and such suspension of performance would otherwise constitute a material breach under this Agreement, the non-force majeure Party may terminate this Agreement, by giving written notice of termination to the other without liability to any of the Parties, except the obligation to make any payments due up to such date under this Agreement. Termination under this clause 17.5 shall be considered as termination under clause 14.3 provided that no Party shall be entitled to damages or any other legal remedy in connection therewith.

17.6.
Entire Agreement. This Agreement embodies all of the understandings and obligations between the Parties with respect to the subject matter hereof, and supersedes, replaces and cancels all prior agreements or understandings between the Parties with respect to the same.

17.7.
Amendments. No amendments to this Agreement shall be valid unless executed in writing by duly authorised signatories of both Parties.

17.8.
Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth below and shall be (a) delivered personally, (b) sent via a reputable international overnight courier service, or (c) sent by email configured with electronic confirmation of receipt. Any such notice, instruction or communication shall be deemed to be delivered by the sending Party in the case of (a) upon receipt, in the case of (b) upon signature of the receipt by the receiving Party and in the case of (c) upon receipt of electronic confirmation of receipt. Either Party may change its address by giving notice to the other Party in the manner provided above. All notices shall be in English language. Additionally, all information, documents and reports which ASLAN is required to provide or send to ZENYAKU under this Agreement, and which are not originally in English, shall be sent together with their applicable translation into English.

a)
If to ASLAN:

ASLAN Pharmaceuticals Pte. Limited

3 Temasek Avenue, Level 18,

Centennial Tower, Singapore 039190

Attention: General Counsel

E mail: [***]

b)
If to ZENYAKU:

Zenyaku Kogyo Co., Ltd.,

6-15, Otsuka 5-Chome, Bunkyo-ku,

Tokyo, 112-8650,

Japan

Attention: [***]

E mail: [***]

17.9.
Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portion hereof shall remain in full force and effect and shall not be affected. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent they may conflict therewith and shall be deemed to be modified to conform to such statute or rule of law. However, in case such invalidation or unenforceability injures the rights and interests of either Party, the Parties hereto shall renegotiate the corresponding provisions of this Agreement in good faith.

17.10.
Third-Party beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party including, without limitation, any creditor of any Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

17.11.
Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed, construed and enforced in accordance with the laws of England, without regard or giving effect to the conflicts of law principles thereof. The Parties expressly exclude application of the United Nations Convention for the International Sale of Goods.

17.12.
Dispute Resolution.

a)
Internal Resolution. Except as otherwise expressly provided herein, in the event of any controversy, claim or other dispute arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof (a “Dispute”), such Dispute shall be first referred to the Chief Executive Officer (CEO) of each Party or the person that each of them may delegate (provided each such delegate has adequate seniority, experience and expertise), for resolution, prior to proceeding under the following provisions of this clause. For the avoidance of doubt, this internal resolution proceeding shall not and cannot be used by any of the Parties as a way to modify the rights and obligations under the Agreement or as a way to modify the agreements already reached by the Parties as they have been reflected in the Agreement. Any Parties’ resolution under this proceeding shall be resolved in accordance with the terms and conditions of the Agreement and the rights and obligations of the Parties as they are currently reflected in the Agreement. This internal resolution proceeding will be used as the last resort for the Parties to avoid to enter into a dispute to be resolved by the arbitration proceeding below. A Dispute shall be referred to such executives upon any Party providing the other Party with written notice that such Dispute exists, and such executives, or their designees, shall attempt to resolve such Dispute through good faith discussions, each Party acting reasonably, within [***] of being referred to such executives.

b)
Arbitration. Except as otherwise agreed in writing, the Parties agree that any Dispute over any matter which has not been resolved following the procedures set out in clause 17.12 a) shall be finally settled by arbitration in accordance with the Interactive Arbitration Rules of The Japan Commercial Arbitration Association. The place of the arbitration shall be Tokyo, Japan. The arbitration shall be conducted in English. The arbitration tribunal (the “Tribunal”) shall consist of three (3) arbitrators who are experienced in the biopharmaceutical industry. Each Party shall designate one arbitrator and the third arbitrator, who shall serve as chair of the Tribunal, shall be designated by the two party-appointed arbitrators in consultation with the Parties. Judgment upon the award may be entered in any court having jurisdiction thereof.

17.13.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorised representatives as of the date and year first above written.

Each person executing this Agreement on behalf of a Party represents and warrants his / her capacity and authority to do so.

ASLAN Pharmaceuticals Pte. Ltd. Zenyaku Kogyo Co., Ltd.

By: /s/ Carl Firth By: /s/ Koichi Hashimoto_____ ________________

Name: Carl Firth Name: Koichi Hashimoto___________ __________

Title: CEO Title: President and Chief Executive Officer___ ___

Date: 22 June, 2023 Date: 22 June, 2023 ___________ _____________

Schedule 1

Product: ASLAN004

Schedule 2

ASLAN Know-How and ASLAN In-Licensed Know-How

Schedule 3

Antibody Patents

Schedule 4

ASLAN DEVELOPMENT PLAN

Schedule 5

ZENYAKU DEVELOPMENT PLAN

Schedule 6

ESTIMATED PRICE

Schedule 7

Term sheet for clinical and commercial supply agreements